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                    Adopted by directors on March 15, 1990
                    Approved by shareholders on May 17, 1990
                    Amended by directors on August 9, 1990
                    Amended by directors on March 17, 1992
                    Approved by shareholders on May 21, 1992
                    Amended by directors on March 17, 1993
                    Approved by shareholders on May 21, 1993
                    Amended and restated by directors on August 25, 1994 Approved by shareholders on December 12, 1994
                    Amended by directors on April 12, 1995
                    Approved by shareholders on May 18, 1995
                    Restated to reflect 2:1 stock split of the General Stock on July 25, 1996
                    Amended by directors on January 30, 1997
                    Amended by directors on April 7, 1997
                    Approved by shareholders May 29, 1997
                    Approved by shareholders on June 12, 1997

                               GENZYME CORPORATION

                        1990 EMPLOYEE STOCK PURCHASE PLAN

1.       Purpose.

         The purpose of this 1990 Employee Stock Purchase Plan (the "Plan") is to provide employees of Genzyme Corporation (the "Company") and its subsidiaries who wish to become shareholders of the Company an opportunity to purchase shares of common stock, $0.01 par value, of the Company (the "Shares"). The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

         The Plan constitutes an amendment and restatement of the Company's 1988 Employee Stock Purchase Plan (the "1988 Plan"), which is hereby merged with and into the Plan, and the separate existence of the 1988 Plan shall terminate on the effective date of the Plan. The rights and privileges of the holders of outstanding options or rights under the 1988 Plan shall not be adversely affected by the foregoing action.

2.       Eligible Employees.

         Subject to the provisions of Sections 7, 8 and 9 below, any individual who is in the full-time employment (as defined below) of the Company, or any of its subsidiaries (as defined in Section 425(f) of the Code), the employees of which are designated by the Board of Directors as eligible to participate in the Plan, is eligible to participate in any Offering of Shares (as defined in Section 3 below) made by the Company hereunder. Full-time employment shall include all employees whose customary employment is:

         (a)      20 hours or more per week and


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         (b)      more than five months

in the calendar year during which said Offering Date (as defined in Section 3 below) occurs or in the calendar year immediately preceding such year.

3.       Offering Dates.

         From time to time, the Company, by action of the Board of Directors, will grant rights to purchase shares of the Genzyme General Division Common Stock ("GGD Stock"), the Genzyme Tissue Repair Division Common Stock ("GTR Stock") and/or the Genzyme Molecular Oncology Division Common Stock ("GMO Stock") to employees eligible to participate in the Plan pursuant to one or more offerings (each of which is an "Offering") on a date or series of dates (each of which is an "Offering Date") designated for this purpose by the Board of Directors. The Board or any Administrator designated pursuant to Section 17 shall determine the proportion of each class of Common Stock that may be purchased in any Offering by participating employees. A reference to a class of Shares also means each separate series of a single class.

4.       Prices.

         The price per share for each grant of rights hereunder shall be the lesser of:

         (a) eighty-five percent (85%) of the fair market value on the Offering Date on which such right was granted of a share of the class of Common Stock to which the right relates; or

         (b) eighty-five percent (85%) of the fair market value on the date such right is exercised of a share of the class of Common Stock to which the right relates. At its discretion, the Board of Directors may determine a higher price for a grant of rights.

5.       Exercise of Rights and Method of Payment.

         (a) Rights granted under the Plan will be exercisable periodically on specified dates as determined by the Board of Directors.

          (b) The method of payment for Shares purchased upon exercise of rights granted shall be through regular payroll deductions or by lump sum cash payment or both, as determined by the Board of Directors. No interest shall be paid upon payroll deductions unless specifically provided for by the Board of Directors.

         (c) Any payments received by the Company from a participating employee and not utilized for the purchase of Shares upon exercise of a right granted hereunder shall be promptly returned to such employee by the Company after termination of the right to which the payment relates.

6.       Term of Rights.

         The total period from an Offering Date to the last date on which rights granted on that Offering Date are exercisable (the "Offering Period") shall in no event be longer than twenty-


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seven (27) months. The Board of Directors when it authorizes an Offering may designate one or more exercise periods during the Offering Period. Rights granted on an Offering Date shall be exercisable in full on the Offering Date or in such proportion on the last day of each exercise period as the Board of Directors determines.

7.       Shares Subject to the Plan.

         No more than Two Million (2,000,000) shares of GGD Stock, One Million One Hundred Thousand (1,100,000) shares of GTR Stock and Five Hundred Thousand (500,000) shares of GMO Stock may be sold pursuant to rights granted under the Plan (including shares heretofore issued pursuant to or subject to outstanding options or rights granted under the 1988 Plan). Appropriate adjustments in the above amounts, in the number of Shares covered by outstanding rights granted hereunder, in the exercise price of the rights and in the maximum number of Shares which an employee may purchase (pursuant to Section 8 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provided that no fractional Shares shall be subject to a right and each right shall be adjusted downward to the nearest full Share. Any agreement of merger or consolidation shall include provisions for protection of the then existing rights of participating employees under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be subject to rights under the Plan. If for any reason any right under the Plan terminates in whole or in part, Shares subject to such terminated right may be subject to a right under the Plan.

8.       Limitations on Grants.

         (a) No employee shall be granted a right hereunder if such employee, immediately after the right is granted would own stock or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, or of any subsidiary, computed in accordance with Section 423(b)(3) of the Code.

         (b) No employee shall be granted a right which permits his rights to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) of the fair market value of such Shares (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

         (c) No right granted to any participating employee under an Offering, when aggregated with rights granted under any other Offering still exercisable by the participating employee, shall cover more shares than may be purchased at an exercise price not to exceed fifteen percent (15%) of the employee's annual rate of compensation on the date the employee elects to participate in the Offering or such lesser percentage as the Board of Directors may determine.

9.       Limit on Participation.


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         Participation in an Offering shall be limited to eligible employees who elect to participate in such Offering in the manner, and within the time limitations, established by the Board of Directors when it authorizes the Offering.

10.      Cancellation of Election to Participate.

         An employee who has elected to participate in an Offering may cancel such election as to all (but not part) of the unexercised rights granted under such Offering by giving written notice of such cancellation to the Company before the expiration of any exercise period. Any amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee's compensation through payroll deductions shall be paid to the employee, without interest unless otherwise determined by the Board of Directors, upon such cancellation.

11.      Termination of Employment.

         Upon the termination of employment for any reason, including the death of the employee, before the date on which any rights granted under the Plan are exercisable, all such rights shall immediately terminate and amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee's compensation through payroll deductions shall be paid to the employee or to the employee's estate, without interest unless otherwise determined by the Board of Directors.

12.      Employee's Rights as Shareholder.

         No participating employee shall have any rights as a shareholder in the Shares covered by a right granted hereunder until such right has been exercised, full payment has been made for the corresponding Share and the Share certificate is actually issued.

13.      Rights Not Transferable.

         Rights under the Plan are not assignable or transferable by a participating employee and are exercisable only by the employee.

14.      Amendments to or Discontinuation of the Plan.

         The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice; provided, however, that the then existing rights of all participating employees shall not be adversely affected thereby, and provided further that, subject to the provisions of
Section 7 above, no such amendment to the Plan shall, without the approval of the shareholders of the Company, increase the total number of shares of GGD Stock, GTR Stock or GMO Stock which may be offered under the Plan.

15.      Effective Date and Approvals.

         Subject to the approval of the shareholders of the Company, this Plan shall be effective on March 15, 1990, the date it was adopted by the Board of Directors.


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         The Company's obligation to offer, sell and deliver its Shares under the Plan is subject to (i) the approval of any governmental authority required in connection with the authorization, issuance or sale of such Shares, (ii) satisfaction of the listing requirements of any national securities exchange on which the Shares are then listed and (iii) compliance, in the opinion of the Company's counsel, with all applicable federal and state securities and other laws.

16.      Term of Plan.

         No rights shall be granted under the Plan after March 14, 2000.

17.      Administration of the Plan.

         The Board of Directors or any committee or person(s) to whom it delegates its authority (the "Administrator") shall administer, interpret and apply all provisions of the Plan as it deems necessary. Nothing contained in this Section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the provisions of Section 423 of the Code.


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